Exhibit 10.22

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Donald Keith Mosing (“Executive”), Frank’s International LLC (the “Employer”), and Frank’s International N.V. (“FINV,” and collectively with the Employer, the “Company”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not defined in this Agreement shall have the meaning given such terms in the Employment Agreement (as defined below).
WHEREAS, the Company and Executive previously entered into (a) an employment agreement dated October 30, 2014, as amended on January 23, 2015 (as amended, the “Employment Agreement”); (b) a Restricted Stock Unit award agreement dated August 14, 2013, including Exhibit A thereto, and as amended effective June 30, 2014 (as amended, the “2013 RSU Award”); and (c) a Restricted Stock Unit award agreement dated February 23, 2015 (the “2015 RSU Award,” and collectively with the 2013 RSU Award, the “RSUs”); and
WHEREAS, Executive is eligible for certain deferred compensation pursuant to the Frank’s Executive Deferred Compensation Plan, as amended and restated effective January 1, 2009 (the “EDC Plan”); the Parties acknowledge that payments under the EDC Plan are not subject to a Release and are not consideration for this Agreement; and
WHEREAS, other than as set forth above, there are no other agreements or understandings between the Parties regarding Executive’s employment status, compensation, or benefits; and
WHEREAS, Executive’s employment with the Employer will be terminated pursuant to Section 5.2 of the Employment Agreement as of the Separation Date, defined below; and
WHEREAS, the Company wishes to provide Executive with certain payments and benefits, as set forth in the Employment Agreement and otherwise, and Executive wishes to receive such payments and benefits, which are conditioned upon Executive’s timely entry into, and non-revocation of, this Agreement and the Release described in Section 2 below, in the time provided to do so; and
WHEREAS, the Parties wish to fully and finally resolve all claims that may now exist between them, including all claims arising out of Executive’s employment and the termination of that employment, and the Parties acknowledge that this Agreement and the Release shall constitute a full and final settlement of all such claims and to any compensation or benefits owed or owing to Executive;
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.     Separation from Employment. The Parties acknowledge and agree that Executive’s employment with the Company will end as of 11:59 pm Houston, Texas time on December 31, 2015 (the “Separation Date”) and that, as of the Separation Date, Executive will no longer be employed by the Employer, FINV, or any of their affiliates (as applicable). Further, as directed and requested by the Employer, FINV, or any of its affiliates (as applicable), Executive will resign irrevocably and be removed from all positions (whether as supervisory director, managing director, member of any other governing body, officer or otherwise) of the Employer, FINV, or any of their affiliates (including his position as managing director of Frank's International Management B.V., which is the sole managing director of FINV) and all other shareholder representative or other positions, posts, offices, and assignments with the Employer, FINV, and any of their affiliates, except that he will remain a regular, non-Chairman member of FINV’s board of supervisory directors (the “Board”) until further notice from FINV in accordance with its governing documents. The foregoing resignations and removals shall be effective pursuant to the direction and request of the Company or applicable affiliate, as applicable. Except to the extent necessary for purposes of the foregoing sentence and except as referenced under Section 3(b) herein, Executive acknowledges that, from and after the Separation Date, he shall have no authority to, and shall not, act as an employee or in any other capacity for the Company or any affiliate thereof except with respect to his position as a member of the Board. Executive further agrees to take any and all further acts necessary to effectuate the resignations described in this Section 1 of the Agreement.
2.     Severance Payments and Benefits. Except with respect to the Accrued Rights and as otherwise specified in this Agreement, provided that Executive executes the Release (as such term is defined in the General Release of Claims attached hereto as Exhibit A (the “Release”)) on or after the Separation Date and by January 21, 2016; returns a copy of the executed Release to the Company so that it is received by each of the Company parties as listed in Section 4(j) of this Agreement no later than 11:59 pm Houston, Texas time on January 21, 2016; does not revoke his acceptance of the Release pursuant to Section 4 of the Release; and otherwise complies with his obligations under this Agreement and the Release, and provided that on the Separation Date, the Company does not have a right to terminate Executive’s employment under Section 3.2(a), 3.2(b), or 3.2(c) of the Employment Agreement, then:
(a)    Severance Payment. The Company shall pay to Executive a lump sum cash payment equal to $16,512,666.67, which represents an amount equal to two (2) times the sum of Executive’s Base Salary as of the Separation Date and the Average Annual Bonus (the “Severance Payment”). The Severance Payment shall be paid, less applicable taxes, in a lump sum on February 29, 2016, subject to any payment delay required by the Employment Agreement or Section 409A of the Code (“Section 409A”) and Section 4(d)(ii) hereof.
(b)    2015 Bonus. The Company shall pay to Executive an additional lump sum cash payment equal to the Annual Bonus earned by Executive for fiscal year 2015, as determined pursuant to, and payable on the date specified in, the Employment Agreement.
(c)    Welfare Benefits. During the portion, if any, of the 18-month period following the Separation Date that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Employer’s group health plans under COBRA or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Employer shall promptly reimburse to Executive on a monthly basis for the difference between the amount Executive pays to effectuate and continue such coverage and the employee contribution amount that active senior executive employees of the Employer pay for the same or similar coverage under such group health plans. This reimbursement shall be subject to all lawful deductions and withholding for taxes and any delay in payment required by Section 409A.
(d)    Restricted Stock Units. Executive’s outstanding 2013 RSU Award and 2015 RSU Award shall vest in accordance with the terms of the applicable RSU award agreements. For the sake of clarity, Executive shall not be entitled to any additional grants of restricted stock units or other awards under any long-term incentive plan maintained by the Company. The Parties acknowledge that the RSUs are not subject to a Release.
(e)    Provision of Office; Reimbursement for Certain Expenses. The Company’s reimbursement to Executive of the reimbursable expenses described in this Section 2(e) shall be made by the Company upon or as soon as practicable following receipt, within 45 days following the date such expense is incurred by Executive, of supporting documentation reasonably satisfactory to the Company (but in any event, such reimbursement to be provided not later than 90 days following the date such expense is incurred by Executive), and further subject to any payment delay or other payment restriction described in Section 4.5(b) of the Employment Agreement and Section 4(d)(ii) hereof.
(i)    Office and Support Staff. Executive shall be provided, through December 31, 2017, with (A) an office of a size and with furnishings and appointments materially comparable in the aggregate to that which was provided to Executive by the Employer immediately preceding the Separation Date (excluding any property or information Executive is required to return to the Company pursuant to Section 3(c) herein), and (B) reimbursement for Executive’s engagement of an individual, with such engagement to serve the purpose of providing administrative support to Executive as determined by Executive in his sole discretion, and such reimbursement not to exceed an aggregate cost of $100,000 per annum.
(ii)    Client and Company Office Travel. Executive and his spouse shall be provided with an opportunity to visit clients and Company offices at any time during the first nine (9) months of 2016, with travel by first-class air and subject to a $2,500 per diem; provided, however, that the Company’s payment of travel expenses shall be limited to those travel expenses incurred by Executive and his spouse over a two-week period, with Executive being responsible for all costs associated with any extension of the trip beyond two weeks.

(iii)    Legal Fees. The Company shall reimburse Executive for reasonable legal fees, but not to exceed $30,000, incurred by him by close of business on December 31, 2015, in connection with the negotiation, preparation, and execution of this Agreement.
(f)    Accrued Rights. The Company shall provide the Accrued Rights when and as defined in the Employment Agreement. The Parties acknowledge that the Accrued Rights are not subject to a Release and are not consideration for this Agreement.
Executive acknowledges that the payments and benefits described in this Section 2(a), (b), (c) and (e) are consideration over and above that to which Executive otherwise would be entitled upon his separation and are paid in consideration for his acceptance of this Agreement.
3.     Restrictive Covenants. Executive shall continue to be subject to any and all restrictive covenants included in Articles VI, VII, and VIII of the Employment Agreement and Exhibit A of the RSU award agreements, which Executive acknowledges are reasonable in all respects, do not pose an undue hardship, and are a condition of his receipt and retention of the consideration set forth herein. The following other covenants shall apply under this Agreement, which are in addition to and not in lieu of, any covenants described by the foregoing sentence:
(a)    Mutual Non-Disparagement. Nothing in Article VII of the Employment Agreement shall prohibit any Party from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process.
(b)    Cooperation and Assistance. Executive shall fully cooperate with the Employer, FINV, and their respective affiliates in effectuating his resignation and transition to a non-Chairman member of the Board and in any investigation or proceeding conducted by the Company or any federal or state regulatory or law enforcement agency. Executive agrees that he will not take any actions to disrupt, damage, or interfere with the business of the Company. Executive further agrees that after the Separation Date, upon request by the Company, Executive will assist the Company in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its affiliates or any other member of the Employer Parties (as such term is defined in the Release) in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Company in the prosecution of any claims that may be made by the Company or any other Employer Party in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Employer. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or otherwise) of (or the actions of) the Company or any other Employer Party, regardless of whether a lawsuit has then been filed against the Company or any other Employer

Party with respect to such investigation. Executive agrees to fully and completely cooperate with any proceedings or investigations conducted by or on behalf of the Company, any other Employer Party, including, without limitation, the Company’s Audit Committee from time to time. The Company agrees to reimburse Executive for all of Executive’s reasonable costs and out-of-pocket expenses associated with any such cooperation and assistance under this Section 3(b), including reasonable attorneys’ fees and travel expenses; provided, however, that nothing in this Section 3(b) shall require the Company to reimburse Executive for any personal attorneys’ fees incurred in connection with any such Proceeding relating to Executive’s illegal or wrongful conduct.
(c)    Return of Company Property. Within fifteen (15) days of the Separation Date, Executive shall deliver to the Company the property belonging to the Company or any affiliate thereof that is in his possession or control, including credit cards, telephone cards, vehicles, and any computer files, client materials, electronically stored information, and other information including, without limitation, any copies thereof provided to Executive by the Employer or any Company affiliate in the course of Executive’s employment; provided that such information or property that is obtained in the course of or that is to be used in Executive’s capacity as a member of the Board shall be returned within fifteen (15) days after he is no longer a Board member and provided further, any property provided as part of Section 2(e)(i) shall be returned fifteen (15) days after December 31, 2017. With respect to any telephone, cell phone, iPad, computer, laptop, tablet or similar device that the Company or any affiliate may have provided to Executive or Executive’s spouse for business or personal use, Executive shall also present such property to the Company within fifteen (15) days of the Separation Date, with the understanding that the Company shall return all such property to Executive following the Company’s satisfaction that it has been able to copy or otherwise retain all Company (or applicable affiliate) information contained on such property.
4.    Miscellaneous.
(a)    No Waiver. No failure by any Party at any time to give notice of any breach by any other Party of, or to require compliance with, any condition or provision of this Agreement or the Release shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(b)    Applicable Law. This Agreement and the Release are entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.
(c)    Severability. To the extent permitted by applicable law, the Company and Executive hereby agree that any term or provision of this Agreement or the Release (or part thereof) that renders such term or provision or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
(d)    Taxes; Withholding; Section 409A.
(i)    Withholding. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
(ii)    Section 409A. This Agreement and the Release are intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted, construed, and administered consistent with such intent. To the extent permitted under Code Section, 409A each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, if at the time of Executive’s “separation from service” with the Company within the meaning of Code Section 409A Executive is a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) and such payments shall be paid to Executive in a single lump sum as soon as practicable after the date that is six months following Executive’s separation from service with the Company and its affiliates (or on the date of Executive’s death, if earlier than the date that is six months following Executive’s separation from service with the Company and its affiliates). To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409-3(i)(1)(iv). Notwithstanding the foregoing or any other provision of this Agreement or the Release, the Employment Agreement, the RSUs, the Employer’s EDC Plan, or any other arrangement under which Executive is entitled to deferred compensation, neither the Employer nor FINV makes any representations that the payments and benefits provided under any such arrangements are exempt from, or compliant with Section 409A; provided that the Company will provide Executive written notice prior to reporting any such compensation as non-compliant with Code Section 409A.
(iii)    Taxes. Notwithstanding anything herein to the contrary, Executive and not the Employer or FINV or any of their affiliates, shall be liable for all or any portion of any taxes, penalties, or interest that may be incurred by Executive on any payments made under this Agreement.
(e)    Affiliate. As used in this Agreement and the Release, the term “affiliate,” as used with respect to a particular person or entity, shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

(f)    Complete Agreement. Except to the extent specifically provided herein, this Agreement and the Release constitute the entire agreement and understanding concerning Executive’s separation from service and termination of employment, and the other subject matters addressed herein between the Parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof; provided, however, that this Agreement does not supersede or replace any of the Company’s tax qualified retirement plans; the EDC Plan; Articles VI, VII, and VIII of the Employment Agreement; Exhibit A of each RSU award agreement or the survival provisions of the RSU award agreements; or any other obligation of Executive with respect to confidentiality, non-disclosure, non-competition, or non-solicitation, all of which shall remain in full force and effect in accordance with their terms and conditions, except as provided otherwise herein.
(g)    Counterparts. This Agreement and the Release may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement or Release.
(h)    Third-Party Beneficiaries. Each affiliate of the Employer or FINV that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants and release of claims set forth in this Agreement and the Release.
(i)    Amendment. Neither this Agreement nor the Release may be changed orally, but only by an agreement in writing agreed to and signed by all Parties; provided, however, that the Company may, with prospective or retroactive effect, amend this Agreement or the Release at any time (to the extent Executive is not adversely affected by such amendment), if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Section 409A or to comply with the provisions of Section 409A.
(j)    Notices. For purposes of this Agreement, notices and other communications to the Parties shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) on the date that transmission is sent if sent by facsimile transmission or electronic mail with confirmation of transmission, as follows:

Employer, addressed to:	Frank's International, LLC
10260 Westheimer, Suite 700
Houston, TX 77042
Attention: Alex Cestero

	Facsimile:	(281) 558-2980
(ATTN: Alex Cestero)

	E-mail:	alex.cestero@franksintl.com
or the then general counsel's
email address

FINV, addressed to:	Frank's International N.V.
10260 Westheimer, Suite 700
Houston, TX 77042
	Attention:	Alex Cestero

	Facsimile:	(281) 558-2980
(ATTN: General Counsel)
	E-mail:	alex.cestero@franksintl.com
or the then general counsel's
email address

with a copy to:	Vinson & Elkins LLP
1001 Fannin, Suite 2300
Houston, TX 77002
	Attention:	T. Mark Kelly and
David D'Alessandro
	Facsimile:	(713) 615-5531 and
(214) 999-7890
	E-mail:	mkelly@velaw.com and
ddalessandro@velaw.com

Executive, addressed to:	D. Keith Mosing
3240 Inwood Drive
Houston, TX 77019

with a copy to:	Porter Hedges LLP
1000 Main, 36th Floor
Houston, TX 77002
	Attention:	Beverly Young and
Joanne Vorpahl
	Facsimile:	(713) 226-6273 and
(713) 226-6201
	E-mail:	byong@porterhedges.com
and
jvorpahl@porterhedges.com

(k)    Construction. Titles and headings to Sections in this Agreement and the Release are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word ““include,” “includes” or “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement (including the Release) nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
(l)     Power of Attorney. If Executive becomes incapacitated prior to the Separation Date or prior to his execution of the Release, his spouse with his duly authorized power of attorney may execute this Agreement on or prior to the Separation Date and may execute the Release on his behalf if executed and returned timely as provided herein.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective no later than December 31, 2015 and as of the last date that this Agreement is executed by a signatory Party thereto, which date is December 31, 2015.

FRANK'S INTERNATIONAL, LLC

By: /s/ Alex Cestero
Name: Alex Cestero
Title: SVP, General Counsel & Secretary
Date: December 31, 2015

FRANK'S INTERNATIONAL N.V.

By: /s/ Alex Cestero
Name: Alex Cestero
Title: SVP, General Counsel & Secretary
Date: December 31, 2015

EXECUTIVE

/s/ D. Keith Mosing
D. Keith Mosing

Date: December 31, 2015

ACKNOWLEDGED BY:
BOARD OF SUPERVISORY DIRECTORS
FRANK'S INTERNATIONAL N.V.

	By:	/s/ Michael Kearney
Name: Michael Kearney
Title: Lead Director
Board of Supervisory Directors

Date: December 31, 2015

EXHIBIT A

RELEASE AGREEMENT
This General Release of Claims (the “Release”) is entered into between DONALD KEITH MOSING (“Executive”), FRANK’S INTERNATIONAL, LLC (the “Employer”), and FRANK’S INTERNATIONAL N.V. (“FINV,” and collectively with the Employer, the “Company”). For and in consideration of the mutual covenants and promises set out in this Release, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Executive and the Company agree as follows. Capitalized terms used in this Release and not otherwise defined shall have the meaning given such terms in the Separation Agreement dated December 31, 2015 (the “Agreement”).
1.General Release.
(a)For good and valuable consideration, including the Company’s provision of any portion of those certain payments and benefits to Executive as specified and in accordance with Section 2 of the Agreement, Executive hereby releases, discharges, and forever acquits the Employer, FINV, each of their respective affiliates, and each of the foregoing entities’ respective past, present, and future stockholders, members, owners, investors, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, successors, and assigns, as well as all employee benefit plans maintained by the Employer or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Employer Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Employer Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Release by Employer (collectively, the “Released Claims”).
(b)The Released Claims include those arising under or related to (each as may have been amended): • the Age Discrimination in Employment Act of 1967; • Title VII of the Civil Rights Act of 1964; • the Civil Rights Act of 1991; • sections 1981 through 1988 of Title 42 of the United States Code; • the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; • the Immigration Reform Control Act; • the Americans with Disabilities Act of 1990; • the National Labor Relations Act; • the Occupational Safety and Health Act; • the Family and Medical Leave Act of 1993; • any state, local, or federal anti-discrimination or anti-retaliation law; • any state, local, or federal wage and hour law; • any other local, state, or federal law, regulation, or ordinance; • any public policy, contract, tort, or common law; • costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; • any employment contract, incentive compensation plan, or stock option plan with any Employer Party or to any ownership interest in any Employer Party, except as expressly provided in Section 2 of the Agreement or Section 5.2 of the Employment Agreement, or as may be expressly provided in the RSU award agreements between Executive and the Employer; and • compensation or benefits of any kind not expressly set forth in Section 2 of the Agreement or Section 5.2 of the Employment Agreement or in any such RSU award agreement between Executive and the Employer.
(c)In no event shall the Released Claims include • any claim which arises after the date of the execution of this Release by Executive including, without limitation, any breach by the Company of the Agreement or any surviving provision of the Employment Agreement as specified in the Agreement, • any claims for the payments and benefits payable to Executive under Section 2 of the Agreement, or (iii) claims that cannot be waived as a matter of law.
(d)Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or from participating in any investigation or proceeding conducted by the EEOC or other governmental agency. However, notwithstanding the foregoing, Executive understands and expressly agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of any such EEOC (or other governmental agency) proceeding or subsequent legal actions.
(e)This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release (and any portion thereof), any and all potential claims of this nature that Executive may have against the Employer Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.
(f)By signing this Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release. This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE EMPLOYER PARTIES.
(g)Anything herein to the contrary notwithstanding, this Release does not constitute a release of any of Executive’s rights, nor any of the Company’s obligations or liabilities, under any indemnification provisions of the Company’s corporate charter, by-laws, certificate of incorporation, or similar governing documents, or under the Indemnification Agreement dated August 14, 2013 and entered into by FINV and Executive, or any of Executive’s rights under any directors’ and officers’ liability insurance policy, or any other insurance policy of which Executive is a named or additional insured, which shall continue to be governed by the terms of such by-laws, policy, or agreement, and applicable law.
2.Covenant Not to Sue. Executive agrees not to bring or join any lawsuit against any of the Employer Parties in any court or before any arbitral authority relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or arbitration against any of the Employer Parties in any court or before any arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Employer Parties to any person or entity, in each case, with respect to any Released Claims.
3.Executive’s Acknowledgments and Representations. By executing and delivering this Release, Executive acknowledges that:
(a)    Executive has carefully read this Release;
(b)    Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Company pursuant to Section 2 of the Agreement;
(c)    Executive has been, and hereby is, advised in writing to discuss this Release with an attorney of Executive’s choice and Executive has had adequate opportunity to do so;
(d)    Executive is receiving, pursuant to the Release, consideration in addition to anything of value to which he is already entitled;
(e)    Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated in the Agreement and herein; and Executive is signing this Release voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release; and
(f)    Executive has received all leaves (paid and unpaid) to which Executive was entitled during his employment with the Employer and, other than (i) any sums owed to Executive pursuant to Section 2 of the Agreement, (ii) any vested sums owed to Executive but deferred pursuant to any qualified or nonqualified deferred compensation plan (including but not limited to the Employer’s 401(k) cash or deferred arrangement and the Employer’s EDC Plan), (iii) any amounts with respect to the outstanding RSU awards, (iv) any unpaid Base Salary that Executive may be owed for the pay period in which the Separation Date occurs or (v) claims in the ordinary course under the Company’s group health plan, Executive has received all wages, bonuses, severance, long or short-term incentive compensation, and all other compensation and sums that Executive has been owed or ever could be owed by any Employer Party. The Company acknowledges that Executive is a participant in the Employer’s tax-qualified retirement plan and the Employer’s EDC Plan and that the effect of the termination of Executive’s employment on his rights (including the time of payment of any benefits) and obligations under said plans shall be governed and determined by the terms of such respective plans, and that this Release does not constitute a release, waiver or modification of any of Executive’s right or benefits under any of such plans.
4.Revocation Right. Executive may revoke this Release within the seven-day period beginning on the date Executive signs this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the General Counsel of the Employer, Alex Cestero, 10260 Westheimer, Suite 700 Houston, Texas 77042 (alex.cestero@franksintl.com) before 11:59 p.m., Houston, Texas time on the last day of the Release Revocation Period. This Release is not effective, and no consideration shall be paid to Executive, until the expiration of the Release Revocation Period without Executive’s revocation. If Executive dies after his execution of the Release but prior to the expiration of the Revocation Period, the Release and this Agreement will become effective at the expiration of the Revocation Period unless the personal representative of Executive’s estate revokes the Release in writing and as provided herein within the Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, neither the Employer nor FINV will provide Executive with any payment or benefit described in Section 1(a) of this Release, and all other terms of this Release and Section 2 of this Agreement shall become null and void ab initio and be of no force or effect.
Executed on this 31st day of December, 2015.

/s/ D. Keith Mosing
D. Keith Mosing

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